Johnson Controls

PROFESSIONAL SERVICES AGREEMENT

	Effective Date
Between	12/17/2024

Contractor: Johnson Controls Government Systems, LLC	Consultant Name: Ocean Thermal Energy Corporation
Address 2101 Gaither Road, Suite 400	Address 3675 Market Street, Suite 200
City, State, ZIP Rockville, MD 20850	City, State, ZIP Philadelphia, PA 19104

For

Project Name [redacted]	Johnson Controls Project Number J18000.001.014.000.00
Project Location [redacted]	Description [redacted]

Johnson Controls Government Systems, LLC		**CONSULTANT**	
Name (typed) Paula Sponsler		Name (typed) Jeremy P. Feakins	
Title Contracts Specialist		Title Chief Executive Officer	
Signature *Paula Sponsler*	Date 01/07/2025	Signature X [signature]	Date 12/20/2024

Consultant's Compensation under This Agreement is:

☐ **A TIME AND MATERIAL NOT TO EXCEED – AGREEMENT. THE NOT TO EXCEED PRICE FOR THIS AGREEMENT SHALL BE: $**

☒ **A FIRM FIXED PRICE AGREEMENT. THE PRICE FOR THIS AGREEMENT SHALL BE: $3,504,796.00**

The Fixed Agreement Price and/or the Not To Exceed Agreement Price includes but is not limited to, all local, state, and federal taxes that may be due or charged by reason of performance of this Agreement, licenses, royalty payments, fees, costs, overhead, profit, labor, materials, insurance, and any expenses incurred in connection with the completion of the Services. Other than additions or deletions for Change Orders signed by Johnson Controls, no additional amounts shall be paid to Consultant other than the Fixed Agreement Price or no additional amounts shall be paid to Consultant greater than the Time and Material Not To Exceed Agreement Price.

SERVICES TO BE PERFORMED: (Attachment 1 incorporated herein by reference is the Scope of Services)

COMPLETION DATE: Consultant is expected to commence rendering services in connection with the Project on or about 12/17/2024 and proceed until completed on or before 9/30/2026. Consultant shall not commence rendering service pursuant to this Professional Services Agreement until Consultant furnishes to Johnson Controls a Certificate of Insurance in complete compliance with this Professional Services Agreement.

☒ **There is a contract between Customer and Johnson Controls and the Customer is US Federal Government.**

☐ **There is not a contract between Customer and Johnson Controls.**

All work is to be executed in accordance with Contract W912DY-15-D-0046 Task Order W912DY17F0308 AMOD 014, and the applicable codes and the Federal Acquisition Regulation (FAR). The services shall be performed as described in the scope of services.

Wage determinations for this task order are available at https://sam.gov/wage-determination.
No Wage Determination Applies to this Subcontract.

A certificate of insurance is required in accordance with the attached Terms & Conditions. Johnson Controls Government Systems, LLC & "Owner" must be listed as additional insureds on All liability coverage including General Liability, Umbrella Liability & Auto Liability. Certificate of Workers' Comp is required. A waiver of subrogation applying to both Johnson Controls Government Systems, LLC & Owner is required on All Liability Coverages & Workman's Comp.

DBA (Defense Base Act) Insurance for work outside the U.S. is required for this subcontract.

Antiterrorism/Operations Security (AT/OPSEC) Requirements: Consultant must comply with all requirements set forth by site.
UFC 4-010-01 Minimum Antiterrorism Standards for Buildings, with Change 1
UFC 4-010-06 Cybersecurity of Facility Related Control Systems, with Change 1
7.3 Security: Site Access & Delivery Protocol

Invoicing Instructions

Invoices must include appropriate SCA Certificate of Compliance (if applicable) & Final Lien Waiver (when applicable) & to be emailed to Michael Parker for approval. PLEASE SEND ALL INVOICES AND ATTACHMENTS TO: CGGS_Accounts@jcifederal.com

FOR PAYMENT STATUS PLEASE SEND TO: APInquiries@JCfederal.com

General Instructions

REFERENCE Contract W912DY-15-D-0046 Task Order W912DY17F0308 AMOD 014, JBAS Project # **J18000.001.014.000.00** & The PO Assigned to this Agreement on ALL COORESPONENCE & Invoices.

Consultants Initials JPF

Cybersecurity Maturity Model Certification Interim Rule Effective November 30, 2020

For U.S. Department of Defense requirements, to the extent that Consultant will receive, store, process, or generate Controlled Unclassified Information (CUI), as that term is defined at 32 CFR 2002.4(h), on its networks or systems, Consultant is obligated to comply with the following Defense Federal Acquisition Regulation Supplement (DFARS) clauses:

✓ a. DFARS 252-204-7012: SAFEGUARDING COVERED DEFENSE INFORMATION AND CYBER INCIDENT REPORTING (DEC 2019)

☐ b. DFARS 252.204-7019: NOTICE OF NIST SP 800-171 DOD ASSESSMENT REQUIREMENTS (NOV 2020)

☐ c. DFARS 252.204-7020: NIST SP 800-171 DOD ASSESSMENT REQUIREMENTS (NOV 2020)

☐ d. DFARS 252.204-7021: CYBERSECURITY MATURITY MODEL CERTIFICATION REQUIREMENTS (NOV 2020) (if required in the prime contract)

The Following box applies if: b. DFARS 252.204-7019, c. DFARS 252.204-7020 and/or d. DFARS 252.204-7021 are checked above.

Consultant shall certify to Contractor [or another term defined to mean Johnson Controls] on an annual basis that (i) the NIST SP 800-171 DoD Assessment summary level score reported in the Supplier Performance and Risk System at https://www.sprs.csd.disa.mil/ (SPRS) is current, accurate, and complete, and (ii) all related information, including completion dates for any plans of action and milestones ("POAMs") are also current, accurate, and complete.
Consultant shall immediately notify Contractor of a change to any of the information in 2. above since its certification. Consultant shall also immediately notify Contractor of any Medium or High NIST SP 800-171 DoD Assessment conducted by the Government and the results of any such Assessment.

Upon request by Contractor, Consultant shall report to Contractor the summary level score of Consultant's current NIST SP 800-171 DoD Assessment, any NIST SP 800-171 controls not met, any completion dates for any POAMs, and any confidence level assigned by the Government in the Consultant's Assessment score.
Contractor may terminate this Agreement if at any time during Consultant's performance if any aspect of the Consultant's current NIST SP 800-171 DoD Assessment score, any POAM, or any confidence level in Consultant's Assessment score is not acceptable to the Government.

CERTIFICATION REGARDING CERTAIN TELECOMMUNICATIONS OR VIDEO EQUIPMENT/SERVICES

As a Consultant providing supplies, goods, system, service, hardware, firmware, software, and/or substantial or essential components (collectively, "Products") to Johnson Controls, there may be restrictions under Section 889 of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (NDDA). A full copy of the NDAA is available at https://www.congress.gov/bill/115th-congress/house-bill/5515/text.

Section 889(a)(1) of the this act (Pub. L. 115-232) prohibits any U.S. Government contractor, including Johnson Controls, from using or providing to the Government any equipment, system, or service that uses *covered telecommunications equipment or services*, as more specifically described in Federal Acquisition Regulation clause 52.204-25, "Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment," available at https://acquisition.gov/content/part-52-solicitation-provisions-and-contract-clauses#unique_1968408723.

Covered telecommunications equipment or services means–

(1) Telecommunications equipment produced by **Huawei Technologies Company** or **ZTE Corporation** (or any subsidiary or affiliate of such entities).
(2) Video surveillance and telecommunications equipment produced by **Hytera Communications Corporation, Hangzhou Hikvision Digital Technology Company, or Dahua Technology Company** (or any subsidiary or affiliate of such entities).
(3) Telecommunications or video surveillance services provided by such entities or using such equipment; or
(4) Telecommunications or video surveillance equipment or services produced or provided by an entity that the Secretary of Defense, in consultation with the Director of National Intelligence or the Director of the Federal Bureau of Investigation, reasonably believes to be an entity owned or controlled by, or otherwise connected to, the government of the **People's Republic of China**.

Failure to provide the requested certification could result in removal or elimination of providing Products to Johnson Controls.

On behalf of the Consultant, the undersigned hereby certifies and confirms that it has conducted a reasonable inquiry both internally and of its supply chain to determine that, any Products it delivers or provides to Johnson Controls

- **will contain** or rely on one or more *covered telecommunications equipment or services*. The Products identified in the attached **NDAA Certification** constitute "covered telecommunications equipment and services" under Section 889 of the NDAA (**Option 1**).
- **will not contain** or rely on any *covered telecommunications equipment or services*. None of the Products that constitute "covered telecommunications equipment and services" under Section 889 of the NDAA are being sold to Johnson Controls (**Option 2**).

Consultants Initials JPF

NDAA CERTIFICATION

SUPPLIER NAME: **Ocean Thermal Energy Corporation**

☐ **<u>Option 1</u>: Banned Technology**

Consultant has evaluated the Products in its product line and has identified the following Products sold by Consultant to Johnson Controls that contain or use products or services provided by Huawei Technologies Company, ZTE Corporation, Hytera Communications Corporation, Hangzhou Hikvision Digital Technology Company or Dahua Technology Company (or any subsidiary or affiliate), or any other supplier designated under Section 889 of the NDAA, that constitute "covered telecommunications equipment and services" under Section 889 of the NDAA.

Brand, Model Number, or other identifying information	Explanation of proposed covered telecommunications equipment or services	For services, provide entity name and CAGE code	For equipment, entity that produced the covered equipment (include name, CAGE code and where the entity was the OEM or a distributor)

☑ **<u>Option 2</u>: No Banned Technology**

Consultant has evaluated the Products in its product line and represents and warrants that no Products sold by Consultant to Johnson Controls contain or use products or services provided by Huawei Technologies Company, ZTE Corporation, Hytera Communications Corporation, Hangzhou Hikvision Digital Technology Company or Dahua Technology Company (or any subsidiary or affiliate), or any other supplier designated under Section 889 of the NDAA, that constitute "covered telecommunications equipment and services" under Section 889 of the NDAA.

By: [signature]
(Signature of Authorized Representative)

Name and Title (Printed): Jeremy P. Feakins, Chief Executive Officer

Date: 12/20/2024

RESPONSIBILITIES OF THE PARTIES

1.1 JOINT RESPONSIBILITIES
Johnson Controls Building Automation Systems LLC (Johnson Controls) and the Consultant shall cooperate with one another and any other retained consultants in the performance of this Professional Services Agreement.

1.2 JOHNSON CONTROLS

Johnson Controls shall provide in a timely manner to Consultant information regarding the requirements for and the limitations of the Project including any and all preliminary evaluations of cost, location, complexity, and other Project parameters. Consultant shall make all requests for information directly to Johnson Controls Representative. Consultant shall not make requests to Johnson Controls' Customer regarding the Scope of Services under this Professional Agreement unless expressly authorized by Johnson Controls.

To the extent necessary as determined by Johnson Controls, Johnson Controls shall periodically update any preliminary estimate of the cost of the Project, and if necessary, adjust the compensation due Consultant pursuant to this Professional Services Agreement.

Johnson Control's Representatives shall be authorized to act on behalf of Johnson Control's with respect to the Project. The Johnson Control's Representatives shall render decisions in a timely manner pertaining to documents submitted by the Consultant. Michael Parker Michael.S.Parker@jcifederal.com is the official Johnson Control's Representative, Consultant will be notified in writing prior to any change of the Representative identified herein.

Johnson Controls shall either furnish the services of qualified consultants with disciplines other than those of Consultant or authorize the Consultant to furnish such other qualified consultants, and if necessary, adjust the compensation due Consultant pursuant to this Professional Services Agreement.

If the law or the Johnson Controls contract with its customer so requires, Johnson Controls shall furnish tests, inspections, and reports with the exception of Intellectual Property of others..

Johnson Controls shall provide prompt written notice to the Consultant if Johnson Controls becomes aware of any errors, omissions, or inconsistencies in the Consultant's performance of this Professional Services Agreement.

Johnson Controls shall provide right of entry and access to the Customer's facilities as reasonably required for Consultant to perform the services under this Professional Services Agreement.

Nothing in this Professional Services Agreement shall be construed as reserving or granting Johnson Controls any right to exercise any control over or to direct in any respect the conduct or management of the business or operations of Consultant. The entire control and direction of such business and operations shall be and shall remain with Consultant. Neither Consultant, nor any person performing any duties or engaged in any work on behalf of Consultant shall be deemed an employee or agent of Johnson Controls.

1.3 CONSULTANT RESPONSIBILITIES

Consultant shall perform the Scope of Services attached hereto and incorporated herein as **Attachment 1**. Any sub consultants Consultant intends to utilize in performance of the services required by this Professional Services Agreement are designated on the Certified List of Sub-consultants' form.

Consultant shall render its services in accordance with commencement and completion dates defined. The Consultant shall initially submit to Johnson Controls a schedule which details the activities and sequence of such activities. The Consultant's schedule shall be consistent with the Project estimated time periods. Johnson Controls shall approve or reject the Consultant's proposed schedule within thirty (30) days of submittal. If rejected, then the Consultant shall modify the schedule and re-submit the schedule to Johnson Controls for approval. Once approved, the schedule cannot be altered or changed without the written agreement of Johnson Controls and Consultant.

The Consultant's Representatives, named above, shall be authorized to act on behalf of the Consultant with respect to the Project.

Unless otherwise directed by Johnson Controls, Consultant shall keep and maintain the confidentiality of information Johnson Controls designates as confidential. This provision shall not apply to data or information obtained by Consultant which is in the Public Domain. Consultant shall also include an equivalent term in any of the contract(s) Consultant has with its sub-consultants.

Consultant shall review laws, codes, and regulations applicable to the services rendered by Consultant pursuant to this Professional Services Agreement. The Consultant shall respond in the design of the Project to the requirements of governmental authorities having jurisdiction over the Project. Available information related to laws, codes and regulations applicable to the

services to be rendered by the Consultant that Johnson Controls has been made aware of, or been provided from or by the Customer, will be forwarded to the Consultant for review. Consultant shall provide Johnson Controls a list of applicable codes utilized in the performance of their services and shall list code conflicts identified during the performance of their services.

If Consultant determines that tests, investigations, surveys, analyses, and information other than those designated in Consultant's Scope of Services, are necessary to furnish properly the services required by this Professional Services Agreement, then Consultant shall make an appropriate recommendation to Johnson Controls. If Johnson Controls concurs with Consultant's recommendation, then the recommendation shall be implemented, and Johnson Controls shall adjust the compensation due Consultant pursuant to this Professional Services Agreement.

Consultant shall provide all drawings, schematics, specifications, reports, and any other writing required or reasonably required by the Scope of Services. Any information that the Consultant provides dealing with proprietary technological information will be protected through the execution of a Confidentiality Agreement.

Consultant shall render the services required by this Professional Services Agreement in accordance with the standard of care exercised by similar design professionals practicing under similar circumstances in the area where the Project is located.

The Consultant and its sub-consultants shall promptly notify Johnson Controls in writing in the event of the discovery of or exposure of persons to hazardous materials or toxic substances in any form at the Project site.

2. DESCRIPTION OF SERVICES

Services required under this Professional Services Agreement are set forth in Scope of Services attached hereto and incorporated herein as **Attachment 1.**

2.1 CONSULTANT'S DOCUMENTS

Drawings, specifications, and other documents, including those in electronic form, prepared by the Consultant and the Consultant's sub-consultants shall be the property of Johnson Controls.

Johnson Controls shall be deemed the authors and shall retain all common law, statutory and other reserved rights, including copyrights in any document furnished by Consultant pursuant to this Professional Services Agreement, with the exception of proprietary technology.

Johnson Controls grants the Consultant a nonexclusive license to reproduce the Consultant's documents solely for purposes relating to the Project. The Consultant shall obtain similar nonexclusive licenses from the Consultant's sub-consultants consistent with this Professional Services Agreement. Any termination of this Agreement prior to completion of the Project shall terminate this license. Upon such termination, Consultant shall refrain from making further reproductions of the documents except as required for archiving documentation for Consultants records and shall return to Johnson Controls all originals and reproductions of any document furnished to Johnson Controls. At all times the Consultant retains exclusive rights to the Proprietary Technology that will be utilized as part of the Consultants proposed solution. Any termination of this Agreement removes the right of Johnson Controls to include the Proprietary Technology proposed by Consultant.

Except for the license granted in this paragraph, no other license or right shall be deemed granted or implied under this Professional Services Agreement. Consultant shall not assign, delegate, sublicense, pledge or otherwise transfer any license granted herein to another person without the prior written agreement of Johnson Controls.

Consultant and Johnson Controls shall cooperate and coordinate the preparation of any documents furnished by Consultant pursuant to this Professional Services Agreement.

2.2 CHANGE IN SERVICES

Johnson Controls may at any time, by written orders in the form of a change order, modify, change, omit or add to the Scope of Services to be performed pursuant to this Professional Services Agreement or agreed to the schedule of performance of such services. If any such order affects the cost of, or the time required for, performance of this Professional Services Agreement, an equitable adjustment in the compensation or the time for completion shall be made. Any such Change Order must be mutually agreeable to both Parties prior to initiation of the Change Order. The Parties agree to work together to prevent undue delay, Johnson Controls may request changes to the Scope of Services required by this Professional Services Agreement before agreement as to an equitable adjustment has been reached, and in such event, Consultant shall determine if it can comply with the request and immediately proceed in accordance therewith notwithstanding any delay in reaching agreement. Neither the issuance, nor performance of such an order shall prejudice the rights of either party as to the adjustments, if any, either may be entitled to on account of such order.

Consultant within seven (7) days after Consultant knows or reasonably should know that additional services will be required outside the Scope of Services, must submit a Change Order request. Unless a Change Order is submitted within the time specified in this paragraph, Consultant is not entitled to any extra compensation.

If any of the following circumstances affect the Consultant's services for the Project, the Consultant shall be entitled to an appropriate adjustment in the Consultant's compensation:

.1 change(s) in the instructions or approvals given by Johnson Controls that cause an unreasonable number of revisions in previously approved documents;

.2 enactment or revision of codes, laws or regulations or official interpretations which cause changes to previously approved documents;

.3 untimely decisions by Johnson Controls;

.4 significant change in the Project including, but not limited to, size, quality, complexity, the Johnson Control's schedule or budget, or procurement method;

.5 preparation for and attendance at a public hearing, a dispute resolution proceeding, or a legal proceeding except where the Consultant is a party thereto;

2.3 SUSPENSION OF THE PROJECT

Johnson Controls retains the right but not the duty to suspend the services of Consultant pursuant to this Professional Services Agreement. In the event that Johnson Controls suspends the services of Consultant for a period of time of thirty (30) consecutive calendar days, then Consultant shall be entitled to an equitable adjustment to Consultant's compensation.

3.0 INSURANCE AND INDEMNITY

3.1 INDEMNITY

(1) Indemnification for General Liability/Non-Professional Negligence. The Consultant shall defend, indemnify, and hold harmless Johnson Controls and any of its agencies, officials, officers, or employees from and against damages, liability, losses, costs, expenses, of any nature whatsoever, whether incurred as a judgment, settlement, penalty, fine or otherwise (including reasonable attorneys' fees and the cost of defense), in connection with any action, proceeding, demand or claim arising out of or resulting from the negligence, in whole or in part, of the Consultant, its employees, agents, or sub-consultants, or others for whom the Consultant is legally liable, provided that such damage, liability, loss, cost or expense is:

a. Attributable to bodily injury, sickness, disease, or death or to damage to or destruction of tangible property (other than the Project itself) of any person, firm or corporation including loss of use resulting therefrom; or

b. Not the result of professional negligence; or

c. In addition, the Consultant's obligations hereunder shall specifically apply to those damages, liabilities, losses, costs, or expenses arising from the negligent acts of Johnson Controls or any of its agencies, officials, officers, or employees in those instances in which Johnson Controls is named as an additional insured under the Consultant's Commercial General Liability insurance policy, and then only to the extent covered by such insurance, not to exceed the limits required herein. If the required insurance is not procured and maintained as required by this Agreement, then the Consultant's obligations hereunder shall apply as though the insurance was in place.

(2) Indemnification for Professional Negligence. The Consultant shall indemnify and hold harmless Johnson Controls and any of its agencies, officials, officers, or employees from and against damages, losses, costs, and expenses, of any nature whatsoever, whether incurred as a judgment, settlement, penalty, fine or otherwise (including reasonable attorneys' fees and the cost of defense), in connection with any action, proceeding, demand or claim to the extent caused by Consultant's negligent acts, errors, or omissions, Consultant's employees, agents, or sub-consultants, or others for whom the Consultant is legally liable, in the performance of professional services under this Agreement. The Consultant is not obligated under this subparagraph to indemnify Johnson Controls for the sole negligent acts of Johnson Controls or any of its agencies, officials, officers, or employees.

(3) Additional provision regarding the indemnification provided under paragraph 3.1(1) and 3.1(2) of this Agreement. It is agreed as a specific element of consideration of this Agreement that the indemnification provided by sections 3.1(1) and 3.1(2) of this Agreement shall apply notwithstanding the joint, concurring or contributory or comparative fault or negligence of Johnson Controls or any third party and, further notwithstanding any theory of law including, but not limited to, a characterization of Johnson Control's or any third party's joint, concurring or contributory or comparative fault or negligence as either passive or active in nature; provided, however, that the Consultant's obligation hereunder shall not include amounts attributable to the fault or negligence of any third party for whom the Consultant is not responsible.

In the case of any claims against Johnson Controls, its employees or agents indemnified under this Agreement, by an employee of the Consultant, its affiliates, subsidiaries, or subcontractor/assignees, the indemnification obligation contained in this Agreement shall not be limited by any limitation on amount or type of damages, compensation or benefits payable by or for the

Consultant, its affiliates, subsidiaries, or subcontractor/assignees, under workers' compensation acts, disability benefit acts, or other employee benefit acts.

Johnson Controls shall not reuse or make modifications to construction documents containing Consultants professional stamp without the written authorization of the Consultant. To the fullest extent permitted by law, Johnson Controls agrees to indemnify and hold harmless the Consultant its officers, directors, employees and sub-consultants against any damages, liabilities or costs, including reasonable attorney fees and defense costs arising from or allegedly arising from or in any way connected with the unauthorized reuse or modification of the construction documents by Johnson Controls.

3.2 INSURANCE

The following general requirements apply to any and all work under this contract. Compliance is required by all Contractors and Subcontractors of any tier. No Contractor or Subcontractor shall commence any work of any kind under this contract until all insurance requirements contained in this contract have been complied with as outlined below, and until evidence of such compliance satisfactory to JC as to form and content has been filed with JC. Any and all insurance required by this contract shall be maintained during the entire length of this contract, including any extensions thereto, and until all work has been completed to the satisfaction of JC. Approval of the insurance by JC shall not relieve or decrease the liability of the Contractor/Subcontractor hereunder and failure to maintain insurance shall constitute a material breach of this contract.

A. Standard Conditions

1) **Rating** – Any and all companies providing insurance required by this contract must meet certain minimum financial security requirements. These requirements conform to the ratings published by A.M. Best & Co. in the current Best's Key Rating Guide – Property-Casualty. The ratings for each company must be indicated on the Certificate of Insurance Form. All insurance policies must be written by companies with a current Best's rating (as set forth in the most current edition of Best's Key Rating Guide, published by A.M. Best and Company), or equivalent, of A-V or better.

2) **Cancellation** – JC shall, without exception, be given not less than thirty (30) days notice prior to cancellation for other than non-payment of premium of any insurance required by this contract. Non-payment of premium shall require ten (10) days notice of cancellation. Confirmation of this mandatory 30 days notice of cancellation shall appear on the Certificate of Insurance and on any and all insurance policies required by this contract.

3) **Waiver of Subrogation** –Contractor/Subcontractor waive their rights of recovery and will cause their insurers to waive their rights of subrogation under all liability coverages required including their respective agents and employees. Contractor/Subcontractor hereby releases JC, including their respective affiliates, directors, and employees, for losses or claims for bodily injury, property damage or other insured claims arising out of performance under this contract.

4) **Additional Insured's –** JC, the Owner and any other entities as may be reasonably requested shall be named as additional insureds under the Commercial General Liability and Automobile Liability policies with respect to work performed under this contract.

5) **Primary –** It is expressly agreed and understood by and between Contractor/Subcontractor and JC and Owner that the insurance afforded the additional insureds shall be the Primary insurance and that any other insurance carried by JC and Owner shall be excess of all other insurance carried by Contractor/Subcontractor and shall not contribute with the Contractor/Subcontractor's insurance.

6) **Compliance with Laws, Regulations and Statues –** Contractor/Subcontractor agree to comply with all laws, regulations, and statues in the jurisdiction in which the agreement applies.

B. Coverage Limits – United States & Canada

The following minimum insurance coverage and limits are required. The procurement and maintenance of the below insurance coverage shall not limit or affect any liability which Contractor/Subcontractor may have by virtue of this contract. All insurance policies related to the minimum coverage and limits should be issued on an occurrence form (with the exception of Professional Liability to which a claims made policy is acceptable as long as the retroactive date precedes the date of this contract). All limits are stated in U.S. Dollars.

Type of Insurance	**Minimum Limits**
Commercial General Liability*, for bodily injury and property damage including contractual liability covering the indemnity provision as set forth in the Indemnification section	$5,000,000 Per Occurrence, General Aggregate, Product and Completed Operations Aggregate, Personal & Advertising Injury
Automobile Liability covering all autos used in connection with the work performed	$2,000,000 combined single limit covering property damage and bodily injury
Workers' Compensation	Statutory
Employer's Liability	$1,000,000 each accident, each employee, each disease – policy limit
Professional Liability (if applicable)	$1,500,000 each claim

*Commercial General Liability limits may be met with a combination of General Liability and Umbrella/ Excess Liability policy limits.

4.0 DISPUTES

If any dispute shall arise between Consultant and Johnson Controls in connection with this Professional Services Agreement, the parties shall promptly attempt in good faith to settle the dispute by negotiation. Consultant shall give Johnson Controls written notice of its intent to exercise its rights under the Disputes Clause at least 30 days prior to initiating any legal action. At any time, and at Johnson Control's election, the parties shall participate in mediation under the rules of the American Arbitration Association ("AAA"). The costs of the mediation shall be borne equally by the parties, and such costs shall not be recoverable by either party under the Attorney's Fees clause of this Professional Services Agreement.

Except for those disputes the existence of which prevents the completion of the Scope of services, all disputes not settled by negotiation or mediation shall be reserved until the final completion or termination of the Scope of Services and negotiation or mediation, at which time they shall be submitted to arbitration in accordance with the prevailing rules of the AAA for the construction industry, except as modified in this Professional Services Agreement. A single arbitrator shall decide all disputes. No discovery shall be permitted. The arbitrator shall issue a scheduling order within three months after the filing of the demand for arbitration, and no modifications shall be made except by the mutual consent of the parties. The decision of the arbitrator shall be issued within nine months after the date of filing of the demand for arbitration, and the arbitrator shall state in writing the factual and legal basis for the award. The award rendered by arbitrator shall be final and judgment may be entered upon it in accordance with the applicable law in any Court having jurisdiction thereof. Johnson Controls may require Consultant to submit a dispute to Johnson Controls in accordance with the dispute provisions of any higher tier contract. Consultant's sole remedy shall be as set forth in this Professional Services Agreement. Arbitration arising out of or related to this Professional Services Agreement may be consolidated with any arbitration between Johnson Controls and any other person or entity involved in the Project.

Johnson Controls may, however, at any time, so as to permit the Services to continue without interruption issue a written order, pursuant to paragraph 2.2, regarding the matter in dispute. The parties agree that neither such order shall prejudice the rights of either party regarding the matter in dispute, nor be construed as an admission by Johnson Controls that Consultant is entitled to extra compensation or an extension of time on account thereof. Upon receipt of any such order, Consultant shall immediately proceed in accordance therewith, as provided in paragraph 2.2.

Consultant further agrees to include a provision in all subcontracts, purchase orders or agreements to provide labor or services in connection with the Scope of Services that requires all disputes related to such subcontract, purchase order or agreement to provide labor or services in connection with the Services to be resolved by arbitration in accordance with the rules of the AAA. Consultant authorizes Johnson Controls to demand arbitration on Consultant's behalf against anyone furnishing labor or services who claims that amounts are due for labor or services provided in connection with the Services. Consultant acknowledges that this is a material provision of this Professional Services Agreement.

5.0 TERMINATION

5.1 TERMINATION FOR DEFAULT

Johnson Controls shall have the right to terminate this Professional Services Agreement for default on any one or more of the following grounds:

a. Consultant refuses or fails to prosecute the Scope of Services with such diligence as will ensure its completion within the time specified in this Professional Services Agreement or any extension thereof.

b. Consultant fails to render services in accordance with the standard of care exercised by similar design professionals practicing under similar circumstances in the area where the Project is located.

c. Consultant refuses to defend or indemnify Johnson Controls for a claim asserted against Consultant which is covered by the insurance or indemnity paragraphs of this Professional Services Agreement.

d. Consultant otherwise materially defaults under this Professional Services Agreement.

In the event that Johnson Control's determines that Consultant committed a default under this Professional Services Agreement, Johnson Controls shall give the Consultant written notice of its default. Johnson Controls shall give Consultant no less than seven (7) days to cure the default or commence a cure of the default specified by Johnson Controls. In the event that Consultant fails to cure the default(s) within the time specified in the notice to cure, then this Professional Services Agreement may be terminated by written notice to Consultant from Johnson Controls.

In such event this Professional Services Agreement is terminated for default, Johnson Controls may take over the Scope of Services and prosecute the Scope of Services to completion, by contract or otherwise. Johnson Controls may take possession of and utilize in completion of the Scope of Services Consultant's materials, software, drafts, and services in progress as may be completed before the termination and necessary for timely completion of the Scope of Services with the exception of any drafts or materials associated with or related to the utilization of exclusive proprietary technology which remains the sole domain of the Consultant. In advance of any termination for default, Consultant conditionally assigns to Johnson Controls all rights; title and interest in any of Consultant's agreements with sub-consultants. In the event of a termination for default, the condition of default is satisfied, and the assignments become effective. Consultant shall upon termination for default complete any and all written assignments or other documentation to enable Johnson Controls to use the Consultant's sub-consultants to complete the Scope of Services.

The rights and remedies of Johnson Controls provided in this paragraph are in addition to any other rights and remedies provided by law or under this Professional Services Agreement. Consultant is not entitled to any further payment until this Professional Services Agreement until the Scope of Services is completed and the total cost for the completion of the Scope of Services is known. Consultant is liable for all costs required to complete performance of the Scope of Services. In the event that the cost to complete the Scope of Services exceeds the amount due Consultant under this Professional Services Agreement, then Consultant shall pay to Johnson Controls the difference.

5.2 TERMINATION FOR CONVENIENCE

The performance of Scope of Services under this Professional Services Agreement may be terminated for any reason by Johnson Controls in whole or in part at any time by written notice. In the event of a termination for convenience the Consultant will stop Work and follow Johnson Control's instructions for winding down the furnishing of services in connection with this Professional Services Agreement. In such event the Consultant will be entitled to payment for the services in progress satisfactorily completed up to the date of termination. The Consultant will not be entitled to payment for uncompleted services or anticipated profit or unabsorbed overhead. If there is a contract between Johnson Controls and its customer, and Johnson Controls has been terminated, the termination provisions of the higher tier Contract shall bind the Consultant.

6.0 PAYMENTS TO THE CONSULTANT

6.1 PROGRESS PAYMENTS

The Compensation stated above shall represent Consultant's full compensation for performing the entire Scope of Services required by this Consultant Agreement, subject to adjustments as otherwise provided in this Consultant Agreement. If Consultant is paid by Fixed Price or Time and Material – Not to Exceed Price, the stated Price in this Consultant Agreement includes but is not limited to all state and federal taxes that may be due or charged by reason of performance of this Consultant Agreement, licenses, royalty payments, fees, costs, overhead and profit. Consultant is not entitled to any payment until Consultant furnishes an Insurance Certificate, a Certified List of Sub-consultants, a schedule of values and a schedule, all in complete conformity with the Professional Services Agreement.

Services performed and expenses incurred by Consultant on a Time and Material basis shall be documented in detail with a detail description of work performed, identifying the individual providing those Services, date those Services were performed, and time spend on those services. Expenses shall be fully documented with copies of receipts, and, where necessary, an explanation of the expenses. Hourly rates for services, reimbursable expenses, markups, if any, on reimbursable expenses are set forth in this Professional Services Agreement.

Johnson Controls shall make periodic progress payments to the Consultant. Payments shall be made within forty-five (30) days of receipt and approval of the Consultant's invoice, unless there is a contract between Johnson Controls and its customer in which case payment will be made in accordance with the same terms and conditions, including retainage, as provided for payment of progress payments to Johnson Controls under the contract between Johnson Controls and its customer. Progress payments shall be payable to Consultant by Johnson Controls only if and to the extent Johnson Controls has received payment, therefore. Johnson Controls shall make payment to Consultant as soon as practical after receipt by Johnson Controls of payment. Payment to the Consultant is specifically agreed not to constitute or imply acceptance by the Johnson Controls or Owner of any portion of Consultant's Scope of Services.

For work performed in the State of North Carolina, Subcontractor shall be paid in accordance with North Carolina's Prompt Payment Act, N.C. General. Stat. Section 22-C, which requires Contractor to pay Subcontractor within seven days of receipt of payment for subcontractor's work.

Before the Consultant submits the first Application for Payment, the Consultant shall submit to Johnson Controls a Schedule of Values. After submission of the Schedule of Values, Johnson Controls shall review, and, if acceptable to Johnson Controls, approve the completed Attachment.

Consultant shall periodically, but no more often than once a month, submit to Johnson Controls an Application for Payment (Invoice). If there is a contract between Johnson Controls and its customer that Application for Payment must be submitted in sufficient time for Johnson Controls to review and approve the Application and include the Application in Johnson Control's

application for payment. Consultant's Application for Payment shall include the approved Schedule of Values completed in accordance with the actual completion of the Work as of the date of the Application; and if requested, a fully executed Partial Waiver of Claims and Liens and Release of Rights, and if requested a fully executed Sub-Consultants' waiver of Liens and Claims.

Upon receipt of Consultant's complete Application for Payment, Johnson Controls shall have seven (7) days to: (1) accept the Application for Payment, (2) accept in part or reject in part the Application for Payment, or (3) reject the Application for Payment and request re-submission. If the Application for Payment is rejected in any part, Johnson Controls shall state in writing its reasons for the rejection. Consultant may re-submit its Application for Payment or part thereof to correct the reason for rejection. Acceptance by Johnson Controls of the Application for Payment in whole or part shall not be construed in any manner as acceptance of the services completed by Consultant in conformity with the standard of care exercised by similar design professionals practicing under similar circumstances in the area where the Project is located.

6.2 FINAL PAYMENT

Consultant shall furnish its final Application for Payment in the same manner as provided herein for the submission of progress payments. Consultant's Application for Final Payment shall include: (1) a fully executed Certificate of Completion (2) a fully executed Final Waiver and Release of Liens and Claims (3) fully executed Sub-Consultants' waiver of Liens and Claims. As part of the final Application for Payment, the Consultant shall comply with all of the requirements for Project closeout, as defined in the Scope of Services. Johnson Controls shall pay Consultant the final amount due under this Consultant Agreement within forty-five (45) days of receipt and approval of the invoice unless there is a contract between Johnson Controls and its customer in which case payment will be made if and only if Johnson Controls has received final payment from Johnson Control's customer.

Upon receipt of Consultant's final Application for Payment, Johnson Controls shall have seven (7) days to: (1) accept the final Application for Payment, , or (2) reject the final Application for Payment and request re-submission. If the final Application for Payment is rejected, Johnson Controls shall state in writing its reasons for the rejection. Consultant may re-submit its Application for Payment or part thereof to correct the reasons for rejection. Acceptance by Johnson Controls of the final Application for Payment shall not be construed in any manner as acceptance of the services completed by Consultant as in conformity with the standard of care exercised by similar design professionals practicing under similar circumstances in the area where the Project is located.

Johnson Controls shall have the right to withhold final payment due the Consultant and to recover amounts necessary to cover costs that may be incurred by Johnson Controls as a result of Consultant's unsatisfactory job progress, including costs associated with supplementation of Consultant's Work; failure to furnish services in accordance with the standard of care exercised by similar design professionals protecting under similar circumstances in the area where the Project is located; third-party claims filed or reasonable evidence that such claims may be filed; failure of Consultant to make timely payments for labor, as to other Consultants.

7. <u>MISCELLANEOUS PROVISIONS</u>

The governing Law shall be the location of the project for this Agreement.

If there is a contract between Johnson Controls and its customer Consultant shall provide written notices as required by the contract between Johnson Controls and its Customer within such time and in such manner to permit Johnson Controls to provide written notices in accordance with the Customer's contract.

At all times, Consultant shall use suitable precautions to prevent injury to its employees, workmen and others on or about the site and shall comply with all safety regulations required by the Occupational Safety and Health Act or by Johnson Controls or the Johnson Controls' Customer.

If either party is required to commence legal proceedings to enforce any provisions of this Professional Services Agreement or to protect its interests in any manner arising under this Professional Services Agreement, the party prevailing in such proceedings shall be entitled to reimbursement for all reasonable costs and expenses, including attorney's fees, incurred in such proceeding. A prevailing party is a party that recovers at least 75% of its total claims or that is required to pay no more than 25% of the claims made against it.

Each party executing this Professional Services Agreement warrants and represents that it has full power and authority to enter into this Professional Services Agreement and to bind itself to performance hereunder. Each party warrants and represents that the individual signing this Professional Services Agreement is an officer (if a corporate party) or a principal of the party for which he signs or has been granted or delegated all requisite power and authority to bind the party on behalf of which he signs. This representation and warranty of authority shall apply with equal force to each, and every document executed by either party subsequent to this Professional Services Agreement, in connection with the Services to be performed under this Professional Services Agreement.

Consultant agrees to abide by Johnson Controls' Ethics Policy or a similar Consultant ethics policy, which is incorporated by reference as part of this Professional Services Agreement, and to cooperate with Johnson Controls in the execution of responsibilities under such ethics policies and under Johnson Controls' corporate compliance procedure. This is a material provision of this Professional Services Agreement.

This Professional Services Agreement shall constitute the entire and only agreement between the parties hereto relating to the subject matter hereof, superseding any previous agreements or understandings. There are no agreements, understandings, or covenants between the parties of any kind, expressed or implied, oral or otherwise, pertaining to the Scope of Services hereunder which have not been set forth or specified herein. This Professional Services Agreement cannot be modified except by an instrument in writing signed by an authorized representative of each party.

Unless otherwise provided in this Consultant Agreement, the Consultant and its consultants shall not be responsible for the discovery, presence, handling, removal, or disposal of or exposure of persons to hazardous materials or toxic substances in any form at the Project site.

If Johnson Controls requests that the Consultant execute certificates, the proposed language of such certificates shall be submitted to the Consultant for review at least fourteen (14) days prior to the requested dates of execution.

No assignments by Consultant of this Professional Services Agreement or of any monies due or to become due hereunder shall be binding upon Johnson Controls until Johnson Controls' written consent thereto is obtained. Consultant shall not further subcontract portions of this Professional Services Agreement without written approval from Johnson Controls. Any assignment by Consultant to anyone of any right under this Professional Services Agreement without the written consent of Johnson Controls shall be null and void and without effect.

Any express representations and all indemnity and insurance provisions of this Professional Services Agreement shall survive any termination and completion of this Professional Services Agreement.

If any paragraph of this Professional Services Agreement is held void or unenforceable or is otherwise stricken, then any and all remaining paragraphs of this Professional Services Agreement shall remain valid and binding upon the parties.

In the event that either party to this Professional Services Agreement fails to enforce or insist upon the strict compliance with any term or condition of this Professional Services Agreement, then such inaction shall in no way affect the enforceability of that particular paragraph or the remainder of this Professional Services Agreement.

8. Order of Precedence

The documents listed below are hereby listed by reference.
In the event of any inconsistency or conflict between or among the documentation, (1) the provision imposing the strictest requirement on Consultant as determined by Contractor, shall take precedence, or (2) in the absence of the application of the foregoing provision, the order of precedence shall be:

1. Attachment 1: Scope of Services
2. Terms and conditions of Professional Services Agreement
3. Attachment 2: FAR/DFAR flow down provisions

This Professional Services Agreement entered into as of the day and year first written above.

Paula Sponsler	[signature]
JOHNSON CONTROLS (Signature)	**CONSULTANT** (Signature)
Paula Sponsler. Contracts Specialist	Jeremy P. Feakins, Chief Executive Officer
(Printed name and title)	(Printed name and title)